Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-198459) on Form S-3ASR and the registration statements (Nos. 333-218036, 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our report dated June 28, 2017, with respect to the combined statement of revenues and direct operating expenses of oil and gas properties to be acquired by Carrizo Oil & Gas, Inc. for the year ended December 31, 2016, which report appears in the Form 8-K of Carrizo Oil & Gas, Inc. to be filed on June 28, 2017.

/s/ JOHNSON, MILLER & CO., CPA’S PC

Midland, Texas

June 28, 2017